Exhibit 16.1

Brown & Brown
Brown & Brown, LLP - Boston - Westborough
Certified Public Accountants - Business and Financial Advisors

September 28, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Implant Sciences Corporation which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Implant Sciences Corporation dated September 28, 2006. We are in agreement with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Brown & Brown